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                                                                    EXHIBIT 11.1

             Statement Regarding Computation of Per Share Earnings

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
                                                                                           For the three months
                                                   For the year ended December 31,            ended March 31,
                                               --------------------------------------    ------------------------
                                                  1995          1996          1997         1997           1998
                                               ----------    ---------     ----------    ---------     ----------
                                                                                                (unaudited)
Net Income..................................   $    2,524    $    5,080    $    7,652    $    1,827    $    3,111
Shares used in computation:
    Weighted average common shares
     outstanding used in computation of
     net income per common share............    3,676,094     4,841,425     4,896,570     4,887,818     4,899,911
    Dilutive effect of redeemable
     convertible preferred stock............      838,210        19,600         9,800         9,800         9,800
    Dilutive effect of common stock
     options................................      209,799        24,281        56,294        56,294        22,874
                                               ----------    ----------    ----------    ----------    ----------
Shares used in computation of net income
  per common share -- assuming
  dilution..................................    4,724,103     4,885,306     4,962,664     4,953,912     4,932,585
                                               ==========    ==========    ==========    ==========    ==========
Net income per common share.................   $     0.69    $     1.05    $     1.56    $     0.37    $     0.63
                                               ==========    ==========    ==========    ==========    ==========
Net income per common share --
  assuming dilution.........................   $     0.53    $     1.04    $     1.54    $     0.37    $     0.63
                                               ==========    ==========    ==========    ==========    ==========
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